Exhibit 99.1

[LOGO] IMPAC                      NEWS RELEASE
          ____________________For Immediate Release____________________

Impac Mortgage Holdings, Inc. Reports a 43% Increase in Earnings Per Share to $0.76 for the First Quarter 2004 as compared to $0.53 for the First Quarter 2003

NEWPORT BEACH, CA. - Tuesday, May 4, 2004- Impac Mortgage Holdings, Inc. (NYSE:
IMH) ("IMH" or the "Company"), a real estate investment trust ("REIT"), reports first quarter 2004 net earnings of $46.0 million, or $0.76 per diluted share as compared to net earnings of $25.5 million, or $0.53 per diluted share, for the first quarter 2003. IMH is filing a Form 10-Q with the Securities and Exchange Commission that includes comprehensive financial information for the first quarter of 2004. IMH's Form 10-Q will also available on the Company's Web site at www.impaccompanies.com. (please refer to SEC Filings).

Mr. Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. commented, "We are extremely pleased with first quarter results and trends that we are seeing in our investment portfolio and business operations. Along with the momentum built in the first the quarter including record acquisitions and originations, asset growth and rate locks going into April 2004, the contribution to net earnings from our balance sheet has increased to a level that we are less reliant upon gain on sale of loans and as a result, we are anticipating retaining all of our Alt-A and multi-family mortgages for investment, selling only loans originated or acquired by Novelle Financial Services Inc. or our capital markets division, Impac Mortgage Acceptance Corporation." Mr. Tomkinson further commented, "It is important for our stockholders to understand that nothing fundamental has changed in our business model. The Company's current strategy has always incorporated a rising interest rate environment. We are confident that our interest rate risk policies along with the growth and strategies we have put into place at our mortgage operations should result in our stated goal of providing consistent, reliable earnings and dividends to our stockholders. Furthermore, we reiterate that the Company's policy is to only increase the dividend to a level that we can maintain for the foreseeable future, and that we remain comfortable the Company will meet or exceed current analysts earnings expectations."

                   Financial Highlights for First Quarter 2004

      o Earnings per diluted share increased to $0.76 compared to $0.70 for the fourth quarter of 2003 and $0.53 for the first quarter of 2003;

      o Estimated taxable income per diluted share was $0.75 compared to $0.73 for the fourth quarter of 2003 and $0.58 for the first quarter of 2003 (refer to reconciliation of net earnings to estimated taxable income below);

      o Cash dividends declared per share were $0.65 for the first quarter of 2004 compared to $0.55 for the fourth quarter of 2003;

      o Total assets increased to $13.0 billion as of March 31, 2004 compared to $10.7 billion as of December 31, 2003 and $7.4 billion as of March 31, 2003;

      o Book value per share increased to $9.72 as of March 31, 2004 compared to $9.02 as of December 31, 2003 and $7.13 as of March 31, 2003;

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      o     Total market capitalization increased to $1.7 billion as of March
            31, 2004 compared to $1.0 billion as of December 31, 2003 and $629.1 million as of March 31, 2003;

      o Dividend yield as of March 31, 2004 was 9.56%, based on an annualized first quarter cash dividend of $0.65 per share and closing stock price of $27.20 per share;

      o Return on average assets and equity was 1.57% and 33.22% compared to 1.58% and 36.79% for the fourth quarter of 2003 and 1.48% and 31.69% for the first quarter of 2003;

      o The mortgage operations, acquired and originated $3.5 billion of primarily Alt-A mortgages as compared to $3.1 billion for the fourth quarter of 2003 and $1.8 billion for the first quarter of 2003;

      o The long-term investment operations retained $2.9 billion of primarily Alt-A mortgages compared to $2.3 billion for the fourth quarter of 2003 and $1.4 billion for the first quarter of 2003;

      o Impac Multifamily Capital Corporation originated $94.5 million of small balance, multi-family mortgages, or "multi-family mortgages," compared to $84.3 million for the fourth quarter of 2003 and $42.1 million for the first quarter of 2003.

Conference Call & Live Web Cast

Date:    Tuesday,  May 4, 2004
Time:    10:30 a.m. Pacific  Time (1:30 p.m. Eastern Time).
Speaker: Mr. Joseph Tomkinson,  Chairman and Chief Executive Officer
Subject: First quarter 2004 results of operations and general update Dial In: (800) 350-9149, conference ID number: 7236600

Live Webcast/ & Archive: http://www.impaccompanies.com link to Investor
                         Relations / Presentations

Reconciliation of Net Earnings to Estimated Taxable Income

      The following table presents a reconciliation of net earnings to estimated taxable income for the periods indicated (in thousands, except per share amounts):

                                                                             For the Three Months
                                                                                Ended March 31,
                                                                            ----------------------
                                                                              2004          2003
                                                                            --------      --------
Net earnings ..........................................................     $ 46,046      $ 25,545
Adjustments to net earnings:
  Provision for loan losses ...........................................        9,725         6,484
  Dividend from IFC ...................................................        7,500         4,455
  Tax deduction for actual loan losses ................................       (2,022)       (3,325)
  Anticipated partial worthlessness deduction on warehouse advances (1)       (6,000)           --
  Equity in net earnings of IFC .......................................       (9,703)       (5,167)
                                                                            --------      --------
Estimated taxable income (2) ..........................................     $ 45,546      $ 27,992
                                                                            ========      ========
Estimated taxable income per diluted share ............................     $   0.75      $   0.58
                                                                            ========      ========
Estimated taxable income per outstanding share ........................     $   0.73      $   0.57
                                                                            ========      ========

---------
(1) Represents estimated partial impairment on specific warehouse advances that we anticipate will be non-collectible. See the Company's filing of its 10Q for a further explanation of this item.

(2) Excludes the deduction for dividends paid and the availability of a deduction attributable to net operating tax loss carry-forwards.

Note: Safe Harbor "Statement under the Private Securities Litigation Reform Act of 1995." This release contains forward-looking statements including statements relating to the expected performance of the Company's businesses, earnings and dividend expectations. The forward-looking statements are based on current management expectations.

Actual results may differ materially as a result of several factors, including, among other things, failure to achieve projected earning levels, the timely and successful implementation of strategic initiatives, the ability to generate sufficient liquidity, interest rate fluctuations on our assets that differ from those on our liabilities, increase in prepayment rates on our mortgage assets, changes in assumptions regarding estimated loan losses or interest rates, the availability of financing and, if available, the terms of any financing, changes in estimations of acquisition and origination and resale pricing of mortgage loans, changes in markets which the Company serves, including the market for Alt-A mortgages and fixed rate loans, the inability to originate multi-family or sub-prime mortgages, changes in general market and economic conditions, unanticipated delays in generating reports and other factors described in this press release and under "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks and other factors not presently identified, the Company's results may differ materially from its expectations and projections. We will update and revise our estimates based on actual conditions experienced, however, it is not practicable to publish all revisions and as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above may continue to be accurate in the future.

Impac Mortgage Holdings, Inc. is a Mortgage Real Estate Investment Trust , which operates three core businesses: (1) the Long -Term Investment Operations, (2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long -Term Investment Operations invests primarily in Alt-A mortgage loans. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A mortgage loans and the Warehouse Lending Operations provides short-term financing to mortgage loan originators. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments call or write Tania Jernigan, V.P. Investor Relations at (949) 475-3722 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com.

Website address: www.impaccompanies.com